Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 17, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Littelfuse, Inc. and subsidiaries on Form 10-K for the year ended January 1, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Littelfuse, Inc. on Forms S-4 (File No. 333-221147) and on Forms S-8 (File Nos. 333-226707, 333-221147, 333-217632, 333-03260, 033-95020, 333-209865, 333-166953, 333-134699, 333-134700, and 333-64285).

/s/ GRANT THORNTON LLP
Southfield, Michigan
February 17, 2022